Exhibit 5.02

AMENDMENT TO

ARTICLES OF ORGANIZATION

OF

INREIT REAL ESTATE INVESTMENT TRUST

This Amendment to the First Amended and Restated Articles of Organization (“Amendment”) is made and entered into effective as of August 1, 2014, by INREIT Real Estate Investment Trust, a North Dakota Real Estate Investment Trust (the “Trust”), pursuant to Chapter 10-34 of the North Dakota Century Code (the “Act”):

WHEREAS, the Trust was formed under the Act pursuant to that certain Articles of Organization of the Trust, as filed in the Office of the Secretary of State of the State of North Dakota on December 4, 2002 (the “Articles”);

WHEREAS, the Trust desires to amend the Articles to reflect the change of name of the Trust;

NOW, THEREFORE, the Articles are amended as follows:

1.	Article I of the Articles is amended as follows:

ARTICLE I

The name of the Company is Sterling Real Estate Trust.

IN WITNESS WHEREOF, the undersigned has signed this Amendment on             , 2014.

By:	INREIT REAL ESTATE INVESTMENT TRUST

By:
Name:
Its: